FOR IMMEDIATE RELEASE

JEFFREY L. RUTHERFORD TO JOIN FERRO CORPORATION AS VICE PRESIDENT,
CHIEF FINANCIAL OFFICER

CLEVELAND, OH – March 28, 2012 – Ferro Corporation (NYSE: FOE) today announced the appointment of Jeffrey L. Rutherford as Vice President and Chief Financial Officer. Rutherford, 51, will report to James F. Kirsch, Chairman, President and Chief Executive Officer. He will be responsible for Ferro’s financial operations, including accounting, treasury, tax, budgeting, investor relations, corporate development, and internal audit. He will begin his new role at Ferro on April 2, 2012.

Rutherford was most recently Vice President and Chief Financial Officer at Park-Ohio Holdings Corp., a publicly held provider of international supply chain logistics services and a diversified manufacturer of highly engineered products with sales of $967 million. He served in that role since July 2008. During his tenure at Park-Ohio, Rutherford led a variety of portfolio management activities, financial transactions, holding company structural changes, and international cash management practices that have enhanced the company’s cash flow, earnings performance and credit profile.

Prior to his role at Park-Ohio, Rutherford was Senior Vice President and Chief Financial Officer at UAP Holding Corp., parent of United Agri Products, the largest distributor of agricultural inputs in North America. UAP merged with Agrium, Inc. in 2008. From 2005 to 2007, Rutherford served as President and Chief Executive Officer of LESCO, Inc., and from 2002 to 2005 was that company’s Senior VP and Chief Financial Officer. LESCO, the largest distributor of products to the professional turf industry, was sold to Deere & Company in 2007.

Rutherford held finance positions of increasing responsibility at OfficeMax, Inc. from 1996 through 2001. He began his career at Arthur Andersen and is a certified public accountant. He earned a Bachelor of Arts degree in Business Administration/Accounting from Baldwin-Wallace College in Berea, Ohio.

“Jeff will be an excellent addition to our leadership team as we execute strategies to strengthen Ferro and create value for our shareholders,” said CEO James Kirsch.” “His strong track record in a range of financial and operational activities will serve him well in his senior management role at Ferro.”

As previously announced, Thomas R. Miklich, Ferro’s current Vice President and Chief Financial Officer, will continue as an advisor to the Company until July 7, 2012, to facilitate a smooth transition in financial operations leadership.

About Ferro Corporation

Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products. Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

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Media Contact:	Investor Contact:
Mary Abood Director, Corporate Communications Phone: 216-875-5401 E-mail: mary.abood@ferro.com	David Longfellow Director, Investor Relations Phone: 216-875-5488 E-mail: david.longfellow@ferro.com